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                                                                    EXHIBIT 99.2

                       STAN LEE MEDIA RECEIVES NOTICE OF
                              INFORMAL SEC INQUIRY

ENCINO, CALIFORNIA - January 2, 2001 - Stan Lee Media, Inc. (NASDAQ: SLEE) announced today that it has received notice of an informal inquiry by the Securities and Exchange Commission. The inquiry seeks to gather information regarding securities trading in the company's stock by certain individuals and entities. In addition, during its internal investigation, the company has discovered evidence of possible misuse of company funds by some former members of the company's management team.

"The company plans to cooperate fully with the investigation and to turn over to the SEC any information in its possession which may be helpful to the investigators," stated Kenneth Williams, President and Chief Executive Officer and Stan Lee, Chief Creative Officer of the company. "Management is continuing its discussions regarding strategic alternatives for the company, and presently we do not believe that these developments will adversely affect the company's near term strategic plans."

Stan Lee Media also announced that it had terminated its consulting agreement with Paraversal, Inc., the consulting company through which Stan Lee Media retained the services of Peter F. Paul, and the employment agreement with Stephen Gordon, the former Executive Vice President/Operations of Stan Lee Media.

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